MET INVESTORS SERIES TRUST

                           DEFERRED COMPENSATION PLAN

         AGREEMENT, made on this ___ day of __________ __, 2000, by and between Met Investors Series Trust, a registered open-end investment company (the "Trust"), and (the "Trustee").

     WHEREAS, the Trustee is serving as a trustee of the Trust for which he is entitled to receive trustees' fees; and

         WHEREAS, the Trust and the Trustee desire to permit the Trustee to defer receipt of trustees' fees payable by the Trust;

         NOW,   THEREFORE,   in   consideration  of  the  mutual  covenants  and
obligations set forth in this Agreement, the Trust and the Trustee hereby agree as follows:

1.       DEFINITION OF TERMS AND CONDITIONS

         1.1 Definitions. Unless a different meaning is plainly implied by the context, the following terms as used in this Agreement shall have the meanings specified below:

     (a) "Beneficiary"  shall mean such person or persons designated pursuant to
Section 4.3 hereof to receive benefits after the death of the Trustee.

     (b) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

     (c) "Compensation" shall mean the amount of trustees' fees that would be paid by the Trust to the Trustee during a Deferral Year prior to reduction for Compensation Deferrals made under this Agreement.

     (d) "Compensation Deferral" shall mean the amount or amounts of the Trustee's Compensation deferred under the provisions of Section 3 of this Agreement.

     (e) "Deferral Account" shall mean the account maintained to reflect the Trustee's Compensation Deferrals made pursuant to Section 3 hereof and any other credits or debits thereto.

     (f) "Deferral Year" shall mean each calendar year during which the Trustee makes, or is entitled to make, Compensation Deferrals under Section 3 hereof.

     (g) "Valuation Date" shall mean the last business day of each calendar year and any other day upon which the Trust makes a valuation of the Deferred Account.

         1.2 Plurals and Gender. Where appearing in this Agreement the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

         1.3 Headings. The headings and sub-headings in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.       PERIOD DURING WHICH COMPENSATION DEFERRALS ARE PERMITTED

         2.1 Commencement of Compensation Deferrals. The Trustee may elect, on a form (Attachment A) provided by, and submitted to, the Secretary of the Trust, to commence Compensation Deferrals under Section 3 hereof for the period beginning on the later of (i) the date this Agreement is executed or (ii) the date such form is submitted to the Secretary of the Trust.

         2.2 Termination of Deferrals. The Trustee shall not be eligible to make Compensation Deferrals after the earlier of the following dates:

     (a) The date on which he ceases to serve as a Trustee of the Trust; or

     (b) The effective date of the termination of this Agreement.


3.       COMPENSATION DEFERRALS

         3.1      Compensation Deferral Elections.

     (a) Except as provided below, a deferral  election on the form described in
Section 2.1 hereof, must be filed with the Secretary of the Trust prior to the first day of the Deferral Year to which it applies. The form shall set forth the amount of such Compensation Deferral (in whole percentage amounts). Such election shall continue in effect for all subsequent Deferral Years unless it is canceled or modified as provided below. Notwithstanding the foregoing, (i) any person who is elected to the Board during a fiscal year of the Trust may elect before becoming a Trustee or within 30 days after becoming a Trustee to defer any unpaid portion of the retainer of such fiscal year and the fees for any future meetings during such fiscal year by filing an election form with the Secretary of the Trust, and (ii) Trustees may elect to defer any unpaid portion of the retainer for the fiscal year in which Deferred Compensation Agreements are first authorized by the Board and any unpaid fees for any future meetings during such fiscal year by submitting an election form to the Secretary of the Trust within 30 days of such authorization.

     (b)  Compensation   Deferrals  shall  be  withheld  from  each  payment  of
Compensation by the Trust to the Trustee based upon the percentage amount elected by the Trustee under Section 3.1 (a) hereof.

     (c) The Trustee may cancel or modify the amount of his Compensation Deferrals on a prospective basis by submitting to the Secretary of the Trust a revised Compensation Deferral election form. Subject to the provisions of
Section 4.2 hereof, such change will be effective as of the first day of the Deferral Year following the date such revision is submitted to the Secretary of the Trust.

         3.2      Valuation of Deferral Account.

     (a) The Trust shall establish a bookkeeping Deferral Account to which will be credited an amount equal to the Trustee's Compensation Deferrals under this Agreement. Compensation Deferrals shall be allocated to the Deferral Account on the day such Compensation Deferrals are withheld from the Trustee's Compensation and shall be credited with interest pursuant to Section 3.3, below, as of the same day. The Deferral Account shall be debited to reflect any distributions from such Account. Such debits shall be allocated to the Deferral Account as of the date such distributions are made.

     (b) As of each Valuation Date, income attributable to the period following the next preceding Valuation Date shall be credited to the Trustee's Deferral Account.

         3.3      Interest on Deferral Account Balance.

         The Compensation Deferrals of a Trustee under this Agreement shall be continuously credited with earnings in an amount determined by multiplying the balance credited to the Deferral Account by an interest rate equal to the yield from time to time on 90-day U.S. Treasury Bills.

         The Secretary of the Trust shall provide an annual statement to the Trustee showing such information as is appropriate, including the aggregate amount of the Deferral Account, as of a reasonably current date.

4.       DISTRIBUTIONS FROM DEFERRAL ACCOUNT

         4.1 In General. As elected by the Trustee on Attachment A, distributions from the Trustee's Deferral Account may be paid in a lump sum or in installments, commencing on or as soon as practicable after a date specified by the Trustee, which may not be sooner than the earlier of the first business day of January following (a) a date five years following the deferral election, or (b) the year in which the Trustee ceases to be a member of the Board of Trustees of the Trust. Such distribution election shall apply to all Compensation Deferrals of the Trustee under this Agreement. The distribution election can be changed by submitting to the Secretary of the Trust a revised election form. Such change will be effective upon receipt. Notwithstanding the foregoing, in the event of the liquidation, dissolution or winding up of the Trust or the distribution of all or substantially all of the Trust's assets and property relating to one or more series of its shares to the shareholders of such series (for this purpose a sale, conveyance or transfer of the Trust's assets to a trust, partnership, association or corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Trust shall not be deemed a termination of the Trust or such a distribution), all unpaid amounts in the Deferral Account as of the effective date thereof shall be paid in a lump sum on such effective date. In addition, upon application by a Trustee and determination by the Chairman of the Board of Trustees of the Trust that the Trustee has suffered a severe and unanticipated financial hardship, the Secretary may distribute to the Trustee, in a single lump sum, an amount equal to the lesser of the amount needed by the Trustee to meet the hardship plus applicable income taxes payable upon such distribution, or the balance of the Trustee's Deferral Account.

         4.2 Death Prior to Complete Distribution of Deferral Account. Upon the death of the Trustee (whether prior to or after the commencement of the distribution of the amounts credited to his Deferral Account), the balance of such Account shall be distributed to his Beneficiary in a lump sum as soon as practicable after the Trustee's death.

         4.3 Designation of Beneficiary. For purposes of Section 4.3 hereof, the Trustee's Beneficiary shall be the person or persons so designated by the Trustee in a written instrument (Attachment B) submitted to the Secretary of the Trust. In the event the Trustee fails to properly designate a Beneficiary, his Beneficiary shall be his surviving spouse, or if none exists, his estate.

5.       AMENDMENT AND TERMINATION

         5.1 The Board of Trustees of the Trust may at any time in its sole discretion amend or terminate this Plan; provided, however, that no such amendment or termination shall adversely affect the right of Trustees to receive amounts previously credited to their Deferral Accounts.

6.       MISCELLANEOUS

         6.1      Rights of Creditors.

                  (a) This Agreement is an unfunded and nonqualified deferred compensation arrangement. Neither the Trustee nor other persons shall have any interest in any specific asset or assets of the Trust by reason of any Deferral Account hereunder, nor any rights to receive distribution of his Deferral Account except as and to the extent expressly provided hereunder. The Trust shall not be required to purchase, hold or dispose of any investments pursuant to this Agreement; however, if in order to cover its obligations hereunder the Trust elects to purchase any investments the same shall continue for all purposes to be a part of the general assets and property of the Trust, subject to the claims of its general creditors and no person other than the Trust shall by virtue of the provisions of this Agreement have any interest in such assets other than an interest as a general creditor.

                  (b) The rights of the Trustee and the Beneficiaries to the amounts held in the Deferral Account are unsecured and shall be subject to the creditors of the Trust. With respect to the payment of amounts held under the Deferral Account, the Trustee and his Beneficiaries have the status of unsecured creditors of the Trust. This Agreement is executed on behalf of the Trust by an officer of the Trust as such and not individually. Any obligation of the Trust hereunder shall be an unsecured obligation of the Trust and not of any other person.

         6.2 Agents. The Trust may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as they deem necessary to perform their duties under this Agreement. The Trust shall bear the cost of such services and all other expenses incurred in connection with the administration of this Agreement.

         6.3 Incapacity. If the Trust shall receive evidence satisfactory to it that the Trustee or any Beneficiary entitled to receive any benefit under this Agreement is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Trustee or Beneficiary and that no guardian, committee or other representative of the estate of the Trustee or Beneficiary shall have been duly appointed, the Trust may make payment of such benefit otherwise payable to the Trustee or Beneficiary to such other person or institution, including a custodian under a Uniform Gifts to Minors Act, or corresponding legislation (who shall be a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

         6.4 Cooperation of Parties. All parties to this Agreement and any person claiming any interest hereunder agree to perform any and all acts and execute any and all documents and papers which are necessary or desirable for carrying out this Agreement or any of its provisions.

     6.5 Governing  Law. This Agreement is made and entered into in the State of
California   and  all  matters   concerning  its  validity,   construction   and
administration shall be governed by the laws of the State of California.

         6.6 No Guarantee of Trusteeship. Nothing contained in this Agreement shall be construed as a guaranty or right of any Trustee to be continued as a Trustee of the Trust (or of a right of a Trustee to any specific level of Compensation) or as a limitation of the right of any of the Trust, by shareholder action or otherwise, to remove any of its trustees.

         6.7 Counsel. The Trust may consult with legal counsel with respect to the meaning or construction of this Agreement, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by them in good faith pursuant to the advice of legal counsel.

         6.8 Spendthrift Provision. The Trustees' and Beneficiaries' interests in the Deferral Account shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charges and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any portion of any such right hereunder be in any manner payable to any assignee, receiver or trustee, or be liable for such person's debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attachment.

         6.9 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by United States registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight delivery service, addressed to the Trustee at the home address set forth in the Trust's records and to the Trust at its principal place of business, provided that all notices to the Trust shall be directed to the attention of the Secretary of the Trust or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         6.10 Entire Agreement. This Agreement including the Attachments contain the entire understanding between the Trust and the Trustee with respect to the payment of nonqualified elective deferred compensation by the Trust to the Trustee.

         6.11 Interpretation of Agreement. Interpretation of, and determinations related to, this Agreement made by the Trust in good faith, including any determinations of the amounts of the Deferral Account, shall be conclusive and binding upon all parties; and the Trust shall not incur any liability to the Trustee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

         6.12 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Trust and its successors and assigns and to the Trustee and his or her heirs, executors, administrators and personal representatives.

         6.13 Severability. In the event any one or more provisions of this Agreement are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

         6.14 Execution of Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                   MET INVESTORS SERIES TRUST

                                                    By:
                                                      Elizabeth Forget
                                                      President



                                                      Trustee

                                                               ATTACHMENT A

                           DEFERRED COMPENSATION PLAN

                             DEFERRAL ELECTION FORM

TO:                        The Secretary of MET INVESTORS SERIES TRUST

FROM:

DATE:

         With respect to the Deferred Compensation Plan (the "Plan") dated as of ___, 2000, I hereby make the following elections:

         Deferral of Compensation

         Starting with Compensation to be paid to me with respect to services provided by me to the Trust after the date this election form is provided to the Trust, and for all periods thereafter (unless subsequently amended by way of a new election form), I hereby elect that ___ percent (___%) of my Compensation
(as defined under the Plan) be deferred and that the Trust establish a bookkeeping account credited with amounts equal to the amount so deferred (the "Deferral Account"). The Deferral Account shall be further credited with interest as provided under the Plan. Each Compensation Deferral (as defined in the Plan) shall be deemed credited with interest as of the same day it would have been paid to me.

         I understand that the amounts held in the Deferral Account shall remain the general assets of the Trust and that, with respect to the payment of such amounts, I am merely a general creditor of the Trust. I may not sell, encumber, pledge, assign or otherwise alienate the amounts held under the Deferral Account.

Distributions from Deferral Account

         I hereby elect that distributions from my Deferral Account be paid:

         _____ in a lump sum or

         _____ in quarterly installments for ____ years (specify a number of years not to exceed ten); commencing on the first business day of January following:

     _____ the year in which I cease to be a member of the Board of Trustees of the Trust, or a calendar year but not a year earlier than 2005.

------------------

         I hereby agree that the terms of the Plan are incorporated herein and are made a part hereof. Dated as of the day and year first above written.

                                                       TRUSTEE:



                                                        (Signature of Trustee)


                                                         RECEIVED:




                                                    MET INVESTORS SERIES TRUST

                                                    By:
                                                    Name:
                                                    Title:
                                                    Date:

                                                                 ATTACHMENT B

                           MET INVESTORS SERIES TRUST

                           DEFERRED COMPENSATION PLAN

                           DESIGNATION OF BENEFICIARY

         You may designate one or more beneficiaries to receive any amount remaining in your Deferral Account at your death. If your Designated Beneficiary survives you, but dies before receiving the full amount of the Deferral Account to which he or she is entitled, the remainder will be paid to the Designated Beneficiary's estate, unless you specifically elect otherwise in your Designation of Beneficiary form.

         You may indicate the names not only of one or more primary Designated Beneficiaries but also the names of secondary beneficiaries who would receive amounts in your Deferral Account in the event the primary beneficiary or beneficiaries are not alive at your death. In the case of each Designated Beneficiary, give his or her name, address, relationship to you, and the percentage of your Deferral Account he or she is to receive. You may change your Designated Beneficiaries at any time, without their consent, by filing a new Designation of Beneficiary form with the Secretary of the Trust.

                                             * * * * * * * * * * * * *
         As a participant in the Met Investors Series Trust's Deferred Compensation Plan (the "Plan"), I hereby designate the person or persons listed below to receive any amount remaining in my Deferral Account in the event of my death. This designation of beneficiary shall become effective upon its delivery to the Secretary of the Trust prior to my death, and revokes any designation(s) of beneficiary previously made by me. I reserve the right to revoke this designation of beneficiary at any time without notice to any beneficiary.

         I hereby name the following as primary Designated Beneficiaries under the Plan:

Name                Relationship      Percentage        Address




Name                Relationship      Percentage        Address




Name                Relationship      Percentage        Address




Name                Relationship      Percentage        Address


         In the event that one or more of my primary Designated Beneficiaries predeceases me, his or her share shall be allocated among the surviving primary Designated Beneficiaries. I name the following as secondary Designated
Beneficiaries under the Plan, in the event that no primary Designated Beneficiary survives me:

Name                Relationship      Percentage        Address




Name                Relationship      Percentage        Address





Name                Relationship      Percentage        Address




Name                Relationship      Percentage        Address



         In the event that no primary Designated Beneficiary survives me and one or more of the secondary Designated Beneficiaries predeceases me, his or her share shall be allocated among the surviving secondary Designated Beneficiaries.

Date:
                                                      (Signature of Trustee)